Eclipsys Completes Voluntary Stock Option Review

BOCA RATON, FL, May 2, 2007 — Eclipsys Corporation® (NASDAQ: ECLP), The Outcomes Company®, today announced the completion of its review of the Company’s stock option grant practices and related accounting issues. As previously announced, the Company voluntarily initiated a review of its past stock option grants, addressing the timing of those grants and their related accounting and tax treatment, including whether the Company properly applied Accounting Principles Board Opinion 25 — Accounting for Stock Issued to Employees (“APB 25”), in accounting for those grants. The review was conducted under the oversight of a special board committee consisting of two independent directors of the Company. Gibson, Dunn & Crutcher LLP, outside counsel, conducted investigative and analytical portions of the review.

The review covered all stock option grants made from the Company’s initial public offering in August 1998 until the present, with particular focus upon grants made before implementation of the Sarbanes-Oxley Act in July 2002. During the course of the review, the Company and its advisors examined many thousands of paper and electronic documents and conducted interviews with 31 current and former employees, directors and advisors.

Through the review, the Company identified various stock option grants made during the period that had exercise prices lower than the fair market value of the Company’s common stock on the appropriate accounting measurement dates for those grants. Most of these instances occurred from March 1999 until August 2002; during that period, there were instances of selecting favorable grant dates and associated exercise prices with hindsight, repricing of previously issued options to lower exercise prices, adding additional stock options after the fact to a previously approved batch of options, and reallocation of previously issued options to different recipients at a later time, as well as administrative errors. These issues affected options widely distributed to various personnel throughout the organization, and were not focused on grants to officers or other selected optionees.

As a result of the review, the Company concluded that it did not properly apply APB 25 in accounting for some past stock option grants, primarily during the period from 1999 to 2002, and that approximately $8.5 million in additional aggregate non-cash stock-based compensation expense should have been recognized over the period 1999 through 2006. Additionally, this results in approximately $500,000 in related incremental payroll withholding taxes over the period 1999 to 2006. Consequently, the Company will record additional compensation expense for past stock option grants in an aggregate amount of approximately $9.0 million.

The Company does not consider the additional expense to be material to any prior year presented in its 2006 Annual Report on Form 10-K. Based upon the results of the review, the Company will be restating its financial statements. In lieu of amending prior SEC filings to restate financial statements, the Company intends to include in its Annual Report on Form 10-K for the year ended December 31, 2006 the comprehensive disclosure outlined in guidance posted by the SEC Chief Accountant’s office on January 16, 2007.

Consequently, the Annual Report on Form 10-K for our fiscal year ended December 31, 2006 will include restatements of the following previously filed financial statements and data and related disclosures of the Company: (1) consolidated financial statements and selected consolidated financial data as of and for our fiscal years ended December 31, 2005 and December 31, 2004; (2) selected consolidated financial data as of and for our fiscal years ended December 31, 2003 and 2002, and (3) unaudited quarterly financial data for all quarters in our fiscal year ended December 31, 2006 and 2005. Of the approximately $9.0 million in additional charges resulting from the options review, approximately $4.7 million affect the financial statements for periods from 2002 through 2006; the balance of the total additional charges – approximately $4.3 million – relates to prior periods and will be recorded as a charge to retained earnings as of December 31, 2001.

The individuals responsible for making decisions about stock option grants from August 1998 to August 2002 all left the Company in 2006 or earlier for reasons unrelated to the stock option review, and are no longer associated with the Company. The Company did not conclude that any current officers or employees engaged in any knowing or intentional misconduct with regard to the Company’s past stock option grant practices.

The Company is working diligently to prepare its Annual Report on Form 10-K for the year ended December 31, 2006, which will effect the restatements as described above. The Company expects to file the Form 10-K shortly.

The stock-based compensation expense to be recognized as a result of past errors in accounting for prior stock option grants is not expected to have a material effect on the Company’s results of operations for 2007 or later years. However, the Company incurred approximately $1.0 million in out-of-pocket costs associated with the stock option review during the first quarter of 2007, and expects to incur additional expenses of approximately $1.5 million to $2.0 million in the second quarter of 2007 consisting of professional fees incurred in connection with the review and tax-related expenses resulting from the errors in accounting for previous stock option grants.

About Eclipsys

Eclipsys is a leading provider of advanced integrated information software, clinical content and professional services that help healthcare organizations improve clinical, financial, operational and customer-satisfaction outcomes. For more information, see www.eclipsys.com or email info@eclipsys.com.

Statements in this news release concerning the description, amount and timing of compensation charges and related expenses; the restatement of the Company’s past financial statements and the effects of the restatement on past and future results of operations; and the expected timing of filing of the Company’s annual report on Form 10-K are forward-looking statements and actual results may differ from those projected due to a variety of risks and uncertainties. Additional information may be discovered that could change the conclusions reached by the Company and result in additional expense. It might take longer than anticipated to complete and file the Company’s annual report on Form 10-K for the year ended December 31, 2006, and significant additional delays could jeopardize the continued listing of the Company’s common stock on the NASDAQ Global Select Market. The Company’s independent public accountants may take longer than expected to complete their procedures related to the restatements, and may disagree with the Company’s conclusions, which could result in additional delay and expense. The Company may be subject to claims by stockholders, employees, regulatory proceedings, government enforcement actions, and associated investigations and litigation based upon errors in its previous accounting for stock options, which could result in significant expense. More information about risks associated with the Company is available in recent Form 10-K and other filings made by Eclipsys from time to time with the Securities and Exchange Commission. Special attention is directed to the portions of those documents entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Eclipsys
Jason Cigarran Director, Media Relations (media) (561) 322-4355 jason.cigarran@eclipsys.com	Robert J. Colletti Chief Financial Officer (investors) (561) 322-4655 investor.relations@eclipsys.com